UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2025

Invesco Ltd.
(Exact name of registrant as specified in its charter)

Bermuda				001-13908	98-0557567
(State or Other Jurisdiction of Incorporation or Organization)				(Commission File Number)	(I.R.S. Employer Identification No.)

1331 Spring Street,	Suite 2500,	Atlanta,	GA		30309
(Address of Principal Executive Offices)					(Zip Code)

(404) 892-0896
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.20 par value	IVZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 21, 2025, Invesco Ltd. (the “Company”) and Massachusetts Mutual Life Insurance Company (“MassMutual”) entered a Preferred Share Repurchase Agreement for the repurchase of $1 billion of the Company’s outstanding 5.9% Fixed Rate Non-Cumulative Perpetual Series A Preference Stock (the “Preferred Stock”) held by MassMutual at a 15% premium to their liquidation preference per share. The all-cash repurchase of the Preferred Stock, which will be funded through debt financing, is expected to close in May 2025. MassMutual is a significant shareholder of the Company owning approximately 18.2% of the Company’s common shares outstanding, and it will continue to own $3 billion of Preferred Stock after the repurchase.

The foregoing description of the Preferred Share Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Preferred Share Repurchase Agreement, which is filed as Exhibit 10.1 below.

Item 8.01	Other Events.

 On April 22, 2025, the Company issued a press release announcing the Preferred Share Repurchase Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
10.1	Preferred Share Repurchase Agreement, dated as of April 21, 2025, among the company and MassMutual
99.1	Press Release, dated April 22, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Ltd.

By:	/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Senior Managing Director and General Counsel
Date: April 22, 2025